Exhibit 99.1

FOR IMMEDIATE RELEASE
December 21, 2004

Liberty Media International Receives
Payment In Full On J-COM Loans

ENGLEWOOD, Colorado — Liberty Media International, Inc. (LMI) (NASDAQ: LBTYA, LBTYB) today announced that it has received ¥42.8 billion ($408 million) in cash from its 45% owned affiliate, Jupiter Telecommunications Co., Ltd. (J-COM) in full satisfaction of all shareholder loans, including accrued interest thereon, owed by J-COM to LMI.

As a result of the refinancing of certain of its indebtedness, J-COM was able to repay all of its shareholder loans and eliminate a significant portion of the shareholder guarantees. At September 30, 2004, the total principal amount of J-COM’s shareholder loans was ¥124.6 billion ($1.1 billion), of which ¥41.3 billion ($375 million) was owed to LMI.

Liberty Media International, Inc. (NASDAQ: LBTYA, LBTYB) owns interests in broadband distribution and content companies operating outside the U.S., principally in Europe, Asia, and Latin America. Through its subsidiaries and affiliates, LMI is one of the leading broadband services providers outside the United States. LMI’s businesses include UnitedGlobalCom, Inc., Jupiter Telecommunications Co., Ltd., Jupiter Programming Co., Ltd., Liberty Cablevision of Puerto Rico Ltd. and Pramer S.C.A.

Contact: Mike Erickson 800-783-7676